Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 19, 2005 accompanying the combined financial statements and schedules of Patriot Capital Funding, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP
New York, New York
May 10, 2005